FOR:	International Speedway Corporation
CONTACT:	Charles N. Talbert Senior Director, Investor and Corporate Communications (386) 681-4281

INTERNATIONAL SPEEDWAY CORPORATION COMPLETES THE
SALE OF ITS STATEN ISLAND PROPERTY

~ Total Net Proceeds and Tax Benefit from Sale will Generate
Incremental Cash Flow of Approximately $117.7 million ~

DAYTONA BEACH, Fla. - August 5, 2013 - International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) ("ISC") today announced that it sold its 676-acre parcel of property located in Staten Island, New York, to Staten Island Marine Development, LLC (“Marine Development”).  Marine Development purchased 100 percent of the outstanding equity membership interests of 380 Development LLC (“380 Development”), a wholly owned indirect subsidiary of ISC and owner of the Staten Island property, for a total sales price of $80.0 million.
The Company, as a result of the sale, expects to receive a cash tax benefit of approximately $41.5 million, based on its current corporate tax rate, that combined with the net proceeds will provide ISC with approximately $117.7 million in incremental cash flow.  In addition to the sale proceeds, ISC has already received $4.2 million in non-refundable payments from Marine Development to have had the exclusive negotiation rights for our Staten Island property.
ISC received $7.5 million of the purchase price at closing.  The remaining purchase price will be financed with the Company holding a secured mortgage interest in 380 Development as well as the underlying property.  In accordance with the terms, the Company will receive the remaining purchase price of $72.5 million in payments of approximately $6.1 million, six months after closing and $66.4 million, 31 months after closing, plus an annual interest of 7.0 percent on the outstanding mortgage balances.  The Company expects to receive the majority of its $41.5 million cash tax benefit during fiscal 2013 and 2014.
Marine Development announced that it will initiate remediation work immediately on an accelerated schedule. After four years of planning and engineering study, Marine Development will be improving existing wetlands and elevating non-wetland portions of the site to higher elevations, providing the critical resilience needed for future commercial development.

“We are very pleased to announce this transaction as it has been our intention to find a buyer interested in redeveloping this site to its highest and best use,” said Brian K. Wilson, ISC's Vice President of Corporate Development.  “Staten Island Marine Development plans to do exactly that, which will benefit economic development and job creation in Staten Island, New York City and the region as a whole.
“The sale represents market value for this property and combined with the cash tax benefit will improve ISC's already solid financial and liquidity position as we continue to implement our long-term capital allocation strategy.”
    Commenting on the announcement, ISC's Chief Executive Officer Lesa France Kennedy stated, “Included in our capital allocation strategy is the recently launched DAYTONA Rising project and the potential for a mixed-use and entertainment destination development across from the iconic facility.  With DAYTONA Rising underway and the other prospective developments on the horizon, this sale puts us in a stronger position to balance the ongoing capital needs of our business, and opportunities to grow the business, while returning capital to our shareholders.  We continue to benefit from a solid financial position that we have held over the years. This allows us to maintain our disciplined capital allocation strategy and our leadership position in the industry.”
International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities.  The Company owns and/or operates 13 of the nation's major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the DAYTONA 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond International Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; Phoenix International Raceway® in Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois;  Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York.
The Company also owns and operates Motor Racing Network, the nation's largest independent sports radio network and Americrown Service CorporationSM, a subsidiary that provides catering services, food and beverage concessions, and produces and markets motorsports-related merchandise.  In addition, the Company has a 50 percent interest in the Hollywood Casino at Kansas Speedway.  For more information, visit the Company's Web site at www.internationalspeedwaycorporation.com.

Statements made in this release that express the Company's or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward-looking statements. The Company's results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

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